Exhibit 99.1

DISH Network Reports First Quarter 2014 Financial Results

ENGLEWOOD, Colo., May 8, 2014 — DISH Network Corporation (NASDAQ: DISH) today reported revenue totaling $3.59 billion for the quarter ending March  31, 2014, compared to $3.38 billion for the corresponding period in 2013.

Net income attributable to DISH Network totaled $176 million for the quarter ending March 31, 2014, compared to $216 million from the year-ago quarter.

DISH activated approximately 639,000 gross new pay-TV subscribers compared to approximately 654,000 gross new pay-TV subscribers in the prior year’s first quarter. Net subscribers grew by approximately 40,000 in the first quarter. The company closed the first quarter with 14.097 million pay-TV subscribers compared to 14.092 million pay-TV subscribers at the end of first quarter 2013.

Pay-TV ARPU for the first quarter totaled $82.36, an improvement over the first quarter 2013 pay-TV ARPU of $78.44. Pay-TV subscriber churn rate was 1.42 percent versus 1.47 percent for first quarter 2013.

DISH added approximately 53,000 net broadband subscribers in the first quarter, bringing its broadband subscriber base to approximately 489,000.

Detailed financial data and other information are available in DISH Network’s Form 10-Q for the quarter ended March 31, 2014, filed today with the Securities and Exchange Commission.

DISH Network will host its first quarter 2014 financial results conference call today at noon Eastern time. The dial-in numbers are (800) 616-6729 (U.S. toll-free) or (763) 488-9145, conference ID number 22704025. A replay of the call will be available today at 4 p.m. EDT at http://dish.client.shareholder.com/events.cfm.

About DISH

DISH Network Corporation (NASDAQ: DISH), through its subsidiaries, provides approximately 14.097 million pay-TV subscribers, as of March 31, 2014, with the highest quality programming and technology with the most choices at the best value. Subscribers enjoy a high definition line-up with more than 200 national HD channels, the most international channels, and award-winning HD and DVR technology. DISH Network Corporation is a Fortune 200 company. Visit www.dish.com.

Investor Relations:

Jason Kiser

303-723-2210

jason.kiser@dish.com

Media Relations:

Bob Toevs

303-723-2010

bob.toevs@dish.com